EXHIBIT 99.1

Table of Contents

Earnings Release and Table Listing

  Earnings Release Narrative
  Consolidated Balance Sheets
  Consolidated Statements of Income
  Selected Financial Data
    Net income by business segment
    Selected financial ratios
    Asset activity
    Capital ratios (Bank only)
    Book value per share
    Number of branches including in-store locations
    Average balance sheet data
    Loan and deposit related fees
    Loan servicing income (loss), net
    Net gains (losses) on sales of loans and mortgage-backed securities
    Mortgage servicing rights activity
    Mortgage loans serviced for others
    Loans held for investment
    Loans held for sale, net
    Delinquent loans
    Non-performing assets

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP.
N E W S R E L E A S E	For further information contact: Thomas E. Prince Chief Operating Officer Chief Financial Officer (949)509-4440

DOWNEY ANNOUNCES THIRD QUARTER EARNINGS

          Newport Beach, California — October 18, 2004 — Downey Financial Corp. (NYSE: DSL) reported that net income for the third quarter of 2004 totaled $24.5 million or $0.88 per share on a diluted basis, down 16.2% from $29.3 million or $1.05 per share in the year-ago third quarter. During the current quarter, 114,500 shares of common stock were repurchased at an average price per share of $54.24. As previously reported, the Board of Directors terminated the stock repurchase authorization just prior to the end of the current quarter due to significant asset growth this year.

          The decline in net income between third quarters primarily reflected:

  A $18.4 million unfavorable change in loan servicing income reflecting a negative change in provision for impairment of mortgage servicing rights;
  A $8.8 million decline in net gains from sales of loans and mortgage-backed securities due primarily to a lower gain per dollar of loan sold;
  A $5.7 million increase in operating expense;
  A $5.5 million decline in income from real estate held for investment due to lower gains from sales;
  A $4.1 million loss on extinguishment of debt in the current quarter, which represented the recognition of deferred issuance costs associated with the $124 million of 10% junior subordinated debentures that were redeemed prior to their maturity; and
  A $2.3 million increase in provision for loan losses primarily reflecting growth in the loan portfolio during the current quarter.

Those negative factors were partially offset by:

  A $13.7 million increase in net interest income reflecting growth in average interest-earning assets;
  A $11.0 million favorable change associated with securities gains/losses, all of which related to trading losses in the year-ago quarter associated with a partial economic hedge of mortgage servicing rights; and
  A decline in the effective tax rate from 42.17% to 25.55% reflecting a reduction to federal tax expense of $5.6 million from the settlement of prior-year tax returns in the current quarter.

          For the first nine months of 2004, net income totaled $61.2 million or $2.19 per share on a diluted basis, down from $78.0 million or $2.79 for the first nine months of 2003.

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          Daniel D. Rosenthal, President and Chief Executive Officer, commented, "We continue to experience strong loan growth this year, with the portfolio up about one-third from year end. That growth is benefiting our net interest income. We expect to slow our rate of asset growth in the fourth quarter to maintain a strong capital position, as we manage our balance sheet more in line with our growth in retained earnings. We will continue to originate significant volumes of adjustable rate mortgages to the extent we can profitably sell the amount in excess of our balance sheet needs into the secondary markets."

          Mr. Rosenthal continued stating, "Following quarter end, we entered into agreements to sell approximately 80% of the servicing rights related to loans we service for others. Virtually all of the underlying loans represent borrowers with whom we have no other business relationship. We do not anticipate a material gain or loss in the fourth quarter from these sales. However, we do expect to reduce our earnings volatility, since the amount of mortgage servicing rights we will own following the sales will be significantly lower. Given that reduced risk, we sold since quarter end the securities established as a partial economic hedge for our mortgage servicing rights at a pre-tax gain of $2.8 million."

Net Interest Income

          Net interest income totaled $81.9 million in the current quarter, up $13.7 million or 20.1% between third quarters. The increase reflected higher interest-earning assets, which averaged $14.483 billion in the current quarter, up 31.4% from a year ago. The effective interest rate spread averaged 2.26% in the current quarter, down from 2.48% a year ago. The decline between third quarters was due to the yield on interest-earning assets declining more rapidly than the cost of funds, which reflected a positive interest rate gap (i.e., more interest-earning assets reprice to market interest rates within one year than do interest-bearing liabilities). In addition, the decline in the effective interest rate spread also reflected a higher proportion of MTA ARMs that currently have lower fully-indexed yields than COFI ARMs and a lower percentage of higher yielding subprime loans.

          For the first nine months of 2004, net interest income totaled $227.9 million, up $4.5 million from a year ago.

Provision for Loan Losses

          During the current quarter, provision for loan losses totaled $1.2 million, compared to a $1.1 million reversal in the year-ago third quarter. The higher provision was due to growth in the loan portfolio, whereas the reversal a year ago primarily reflected a decline in the loan portfolio. The allowance for loan losses was $35 million at September 30, 2004, compared to $30 million at year-end 2003 and $31 million at September 30, 2003. Net charge-offs totaled $0.1 million in the current quarter, compared to $0.4 million in the year-ago quarter.

          For the first nine months of 2004, provision for loan losses totaled $4.4 million and net charge-offs were $0.2 million. That compares to a $3.4 million reversal and net charge-offs of $0.8 million in the year-ago period.

Other Income

          Other income totaled $10.2 million in the current quarter, down $23.4 million from a year ago. Contributing to the decline between third quarters was:

  A $18.4 million unfavorable change in loan servicing income, as a loss of $16.9 million was recorded in the current quarter, compared to income of $1.6 million a year-ago. The primary reason for the unfavorable change was that the current quarter included an addition for
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impairment of mortgage servicing rights of $16.7 million, whereas the year-ago quarter included a $5.1 million reduction of impairment. Partially offsetting that unfavorable change was a $3.4 million increase in cash income reflecting an increase in loans serviced for others and a reduction in payoff and curtailment interest costs. At September 30, 2004, mortgage servicing rights, net of a $17 million valuation allowance, totaled $82 million or 0.82% of the $10.075 billion of associated loans serviced for others;
  A $8.8 million decline in net gains from sales of loans and mortgage-backed securities. The decline was primarily due to a lower gain per dollar of loan sold. The current quarter included a SFAS 133 gain of $2.6 million, compared to $1.1 million in the year-ago quarter. Excluding the impact of SFAS 133, a gain equal to $12.0 million or 0.64% on secondary marketing sales of $1.871 billion was realized, compared to the year-ago gain of $22.3 million or 1.15% on secondary market sales of $1.938 billion;
  A $5.5 million decline in income from real estate and joint ventures held for investment. There were essentially no gains in the current quarter, compared to $5.4 million a year ago; and
  A $4.1 million loss on extinguishment of debt included in the current quarter. This loss represented the recognition of deferred issuance costs associated with the $124 million of 10% junior subordinated debentures that were redeemed prior to their maturity.

Partially offsetting those unfavorable items were:

  A $11.0 million favorable change in securities gains/losses, all of which was associated with trading securities purchased in the year-ago quarter as a partial economic hedge against value changes of mortgage servicing rights. No securities gains/losses were recorded in the current quarter. At September 30, 2004, securities available for sale included $248 million, net of an unrealized gain of $1 million, associated with the partial economic hedge;
  A $1.4 million increase in loan and deposit related fees; and
  A $1.0 million increase in the all other category, as the year-ago quarter included a $1.1 million loss associated with computer software no longer being utilized.

          For the first nine months of 2004, other income totaled $43.4 million, down $20.8 million from a year ago.

Operating Expense

          Operating expense totaled $58.1 million in the current quarter, up $5.7 million or 10.9% from the third quarter of 2003, due primarily to higher general and administrative expense. The increase was primarily associated with an increase of $2.3 million or 6.8% increase in salaries and related costs and a $2.2 million increase in the other general and administrative expense category, which included an accrual for pending litigation.

          For the first nine months of 2004, operating expense totaled $170.3 million, up $14.4 million from a year ago.

Income Taxes

          Certain issues associated with tax returns related to years 1998 through 2000 were settled during the current quarter resulting in a $5.6 million reduction to tax expense. As a result, the effective tax rate declined from 42.17% to 25.55%.

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Assets, Loan Originations and Deposits

          At September 30, 2004, assets totaled $15.639 billion, up 40.1% from a year ago and up $3.993 billion or 34.3% from December 31, 2003. During the current quarter, portfolio originations exceeded loan payoffs, resulting in an increase of $1.101 billion in loans held for investment. Also contributing to the increase in assets during the current quarter were increases of $184 million in loans held for sale and $102 million in securities available for sale.

          Loan originations (including purchases) totaled a record $4.290 billion in the current quarter, up from $2.679 billion in the third quarter of 2003. Loans originated for sale increased $488 million to $2.055 billion, while single family loans originated for portfolio increased by $1.063 billion to $2.073 billion. Of the current quarter total originated for portfolio, $232 million represented subprime credits. At quarter end, the subprime portfolio totaled $1.168 billion, with an average loan-to-value ratio at origination of 71% and, of the total, 94% represented "Alt. A and A-" credits. In addition to single family loans, $162 million of other loans were originated in the quarter.

          Deposits totaled $9.551 billion at September 30, 2004, up 11.0% from the year-ago level and up $1.258 billion or 15.2% since year-end 2003. During the quarter, one traditional branch was opened that represented a replacement to an in-store branch closed during the second quarter. This brings the total number of branches to 168, of which 165 are in California and three are in Arizona. At quarter end, the average deposit size of our 73 traditional branches was $106 million, while the average deposit size of our 95 in-store branches was $19 million. During the fourth quarter, we expect two in-store branches to be moved to other branch locations due to a decision by the grocery company to close the stores in which they are located. The deposits associated with these branch closings totaled $8 million at quarter end.

Non-Performing Assets

          Non-performing assets declined $1 million during the quarter to $39 million, or 0.25% of total assets, compared to 0.42% at year-end 2003. The decline occurred in prime single family credits.

Regulatory Capital Ratios

          During the current quarter, Downey Financial Corp. contributed $117 million of equity to Downey Savings and Loan Association, F.A. (the "Bank"). At September 30, 2004, the Bank had core and tangible capital ratios of 6.94% and a risk-based capital ratio of 13.62%. These capital levels were well above the "well capitalized" standards of 5% and 10%, respectively, as defined by regulation.

          Certain statements in this release may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements do not relate strictly to historical information or current facts. Some forward-looking statements may be identified by use of terms such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Downey’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Downey conducts its operations, fluctuations in interest rates, credit quality and government regulation. Downey does not update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

          For further information contact: Thomas E. Prince, Chief Operating Officer and Chief Financial Officer at (949)509-4440.

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,	September 30,
(Dollars in Thousands, Except Per Share Data)	2004	2003	2003

Assets
Cash	$107,038	$111,667	$113,075
Federal funds	-	1,500	4,001

Cash and cash equivalents	107,038	113,167	117,076
U.S. Treasury securities, agency obligations and other investment
securities available for sale, at fair value	732,878	690,347	635,825
Loans held for sale, at lower of cost or fair value	845,913	279,657	335,437
Mortgage-backed securities available for sale, at fair value	315	334	1,590
Loans receivable held for investment	13,411,146	10,116,519	9,650,441
Investments in real estate and joint ventures	44,242	35,716	32,435
Real estate acquired in settlement of loans	2,819	5,803	7,436
Premises and equipment	107,429	110,316	111,201
Federal Home Loan Bank stock, at cost	209,063	123,089	121,813
Investment in Downey Financial Capital Trust I	-	3,711	3,711
Mortgage servicing rights, net	82,295	82,175	70,400
Other assets	96,326	85,146	75,729

	$15,639,464	$11,645,980	$11,163,094

Liabilities and Stockholders’ Equity
Deposits	$9,551,333	$8,293,758	$8,608,068
Securities sold under agreements to repurchase	251,875	-	-
Federal Home Loan Bank advances	4,418,729	2,125,150	1,259,150
Real estate notes	-	4,161	4,178
Senior notes	197,886	-	-
Junior subordinated debentures	-	123,711	123,711
Accounts payable and accrued liabilities	115,971	63,584	180,885
Deferred income taxes	138,045	118,598	92,892

Total liabilities	14,673,839	10,728,962	10,268,884

Stockholders’ equity:
Preferred stock, par value of $0.01 per share; authorized 5,000,000 shares;
outstanding none	-	-	-
Common stock, par value of $0.01 per share; authorized 50,000,000 shares;
issued 28,235,022 shares at September 30, 2004, December 31, 2003 and
September 30, 2003; outstanding 27,853,783 shares at September 30, 2004
and 27,928,722 shares at both December 31, 2003 and September 30, 2003	282	282	282
Additional paid-in capital	93,792	93,792	93,792
Accumulated other comprehensive income (loss)	1,926	807	(757)
Retained earnings	886,417	834,307	813,063
Treasury stock, at cost, 381,239 shares at September 30, 2004 and 306,300
shares at both December 31, 2003 and September 30, 2003	(16,792)	(12,170)	(12,170)

Total stockholders’ equity	965,625	917,018	894,210

	$15,639,464	$11,645,980	$11,163,094

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(Dollars in Thousands, Except Per Share Data)	2004	2003	2004	2003

Interest income
Loans receivable	$141,458	$119,990	$380,301	$393,363
U.S. Treasury securities and agency obligations	5,765	2,497	16,161	7,520
Mortgage-backed securities	3	16	9	51
Other investments	1,975	1,196	4,767	4,336

Total interest income	149,201	123,699	401,238	405,270

Interest expense
Deposits	40,715	38,010	107,977	128,229
Federal Home Loan Bank advances and other borrowings	22,490	14,304	54,738	44,280
Senior notes	3,294	-	3,586	-
Junior subordinated debentures	765	3,133	7,033	9,401

Total interest expense	67,264	55,447	173,334	181,910

Net interest income	81,937	68,252	227,904	223,360
Provision for (reduction of) loan losses	1,186	(1,104)	4,448	(3,437)

Net interest income after provision for (reduction of) loan losses	80,751	69,356	223,456	226,797

Other income, net
Loan and deposit related fees	15,828	14,405	42,703	40,032
Real estate and joint ventures held for investment, net	365	5,864	8,339	8,876
Secondary marketing activities:
Loan servicing income (loss), net	(16,890)	1,550	(17,349)	(33,828)
Net gains on sales of loans and mortgage-backed securities	14,637	23,467	31,684	55,882
Net gains on sales of mortgage servicing rights	-	-	-	23
Net losses on trading securities	-	(11,040)	-	(10,449)
Net gains (losses) on sales of investment securities	-	-	(19,159)	8
Litigation award	-	-	-	2,717
Loss on extinguishment of debt	(4,111)	-	(4,111)	-
Other	393	(654)	1,248	863

Total other income, net	10,222	33,592	43,355	64,124

Operating expense
Salaries and related costs	36,629	34,312	109,773	101,466
Premises and equipment costs	8,771	8,291	25,179	23,975
Advertising expense	1,494	835	4,367	2,644
SAIF insurance premiums and regulatory assessments	825	787	2,326	2,443
Professional fees	387	798	1,111	1,844
Other general and administrative expense	9,909	7,718	27,823	23,722

Total general and administrative expense	58,015	52,741	170,579	156,094
Net operation of real estate acquired in settlement of loans	36	(376)	(273)	(190)

Total operating expense	58,051	52,365	170,306	155,904

Income before income taxes	32,922	50,583	96,505	135,017
Income taxes	8,412	21,332	35,262	57,034

Net income	$24,510	$29,251	$61,243	$77,983

PER SHARE INFORMATION
Basic	$0.88	$1.05	$2.19	$2.79

Diluted	$0.88	$1.05	$2.19	$2.79

Cash dividends declared and paid	$0.10	$0.09	$0.30	$0.27

Weighted average diluted shares outstanding	27,943,512	27,963,374	27,970,788	27,962,012

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(Dollars in Thousands)	2004	2003	2004	2003

Net income by business segment
Banking	$24,262	$25,621	$56,375	$72,271
Real estate investment	248	3,630	4,868	5,712

Total net income	$24,510	$29,251	$61,243	$77,983

Selected financial ratios
Effective interest rate spread	2.26%	2.48%	2.34%	2.68%
Efficiency ratio (a)	60.49	54.95	63.88	56.58
Return on average assets	0.66	1.02	0.61	0.90
Return on average equity	10.30	13.16	8.74	12.07

Asset activity
Loans for investment portfolio: (b)
Originations:
Residential one-to-four units	$1,840,624	$953,460	$5,756,155	$2,883,088
Residential one-to-four units — subprime	232,248	56,397	609,481	196,861
All other	162,069	102,618	487,477	232,180
Repayments	(1,123,307)	(1,526,563)	(3,481,940)	(4,006,496)

Loans originated for sale portfolio (b)	2,054,632	1,566,423	4,261,617	5,334,724

Loans and mortgage-backed securities sold (c)	(1,871,226)	(1,937,886)	(3,689,001)	(5,640,423)

Increase (decrease) in loans (including
mortgage-backed securities)	1,285,637	(785,558)	3,860,864	(989,474)

Increase (decrease) in assets	1,417,117	(788,183)	3,993,484	(818,784)

Increase (decrease) in deposits	603,095	(287,384)	1,257,575	(630,282)

Increase (decrease) in borrowings	750,825	(412,643)	2,615,468	(360,756)

Earnings Release and Table Listing

	September 30,	December 31,	September 30,
	2004	2003	2003

Capital ratios (Bank only)
Tangible	6.94%	7.96%	8.16%
Core	6.94	7.96	8.16
Risk-based	13.62	15.55	15.92

Book value per share	$34.67	$32.83	$32.02

Number of branches including in-store locations	168	172	171

(a) The amount of general and administrative expense expressed as a percentage of net interest income plus other income, excluding income associated with real estate held for investment, loss on extinguishment of debt and litigation award.
(b) Includes loans purchased.
(c) Includes $2.7 million of non-mortgage commercial loans in second quarter of 2003.
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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	Three Months Ended September 30,

	2004			2003

	Average		Average	Average		Average
(Dollars in Thousands)	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate

Average balance sheet data
Interest-earning assets:
Loans	$13,653,221	$141,458	4.14%	$10,421,746	$119,990	4.61%
Mortgage-backed securities	319	3	3.76	1,660	16	3.86
Investment and trading securities	829,598	7,740	3.71	599,065	3,693	2.45

Total interest-earning assets	14,483,138	149,201	4.12	11,022,471	123,699	4.49
Non-interest-earning assets	417,840			397,200

Total assets	$14,900,978			$11,419,671

Transaction accounts:
Non-interest-bearing checking	$501,808	$-	-%	$436,087	$-	-%
Interest-bearing checking (a)	541,225	512	0.38	456,023	292	0.25
Money market	148,072	390	1.05	133,736	350	1.04
Regular passbook	3,306,857	9,056	1.09	4,131,975	12,874	1.24

Total transaction accounts	4,497,962	9,958	0.88	5,157,821	13,516	1.04
Certificates of deposit	4,847,385	30,757	2.52	3,699,164	24,494	2.63

Total deposits	9,345,347	40,715	1.73	8,856,985	38,010	1.70
FHLB advances and other borrowings (b)	4,167,680	22,490	2.15	1,322,837	14,304	4.29
Senior notes and junior subordinated debentures (c)	227,245	4,059	7.14	123,711	3,133	10.13

Total deposits and borrowings	13,740,272	67,264	1.95	10,303,533	55,447	2.13
Other liabilities	208,535			227,027
Stockholders’ equity	952,171			889,111

Total liabilities and stockholders’ equity	$14,900,978			$11,419,671

Net interest income/interest rate spread		$81,937	2.17%		$68,252	2.36%
Excess of interest-earning assets over deposits and borrowings	$742,866			$718,938
Effective interest rate spread			2.26			2.48

	Nine Months Ended September 30,

Interest-earning assets:
Loans	$12,199,645	$380,301	4.16%	$10,566,127	$393,363	4.96%
Mortgage-backed securities	325	9	3.69	1,825	51	3.73
Investment and trading securities	777,683	20,928	3.59	543,076	11,856	2.92

Total interest-earning assets	12,977,653	401,238	4.12	11,111,028	405,270	4.86
Non-interest-earning assets	413,144			405,516

Total assets	$13,390,797			$11,516,544

Transaction accounts:
Non-interest-bearing checking	$481,290	$-	-%	$407,452	$-	-%
Interest-bearing checking (a)	537,018	1,507	0.37	440,581	874	0.27
Money market	144,157	1,130	1.05	128,364	1,119	1.17
Regular passbook	3,689,602	30,201	1.09	3,931,071	40,957	1.39

Total transaction accounts	4,852,067	32,838	0.90	4,907,468	42,950	1.17
Certificates of deposit	4,053,102	75,139	2.48	3,998,283	85,279	2.85

Total deposits	8,905,169	107,977	1.62	8,905,751	128,229	1.93
FHLB advances and other borrowings (b)	3,208,849	54,738	2.28	1,435,378	44,280	4.12
Senior notes and junior subordinated debentures (c)	164,125	10,619	8.63	123,711	9,401	10.13

Total deposits and borrowings	12,278,143	173,334	1.89	10,464,840	181,910	2.32
Other liabilities	178,257			189,919
Stockholders’ equity	934,397			861,785

Total liabilities and stockholders’ equity	$13,390,797			$11,516,544

Net interest income/interest rate spread		$227,904	2.23%		$223,360	2.54%
Excess of interest-earning assets over deposits and borrowings	$699,510			$646,188
Effective interest rate spread			2.34			2.68

(a) Included amounts swept into money market deposit accounts.
(b) Starting in the first quarter of 2004, the impact of interest rate swap contracts was included, with notional amounts totaling $430 million of receive-fixed, pay-3-month LIBOR variable interest, which contracts serve as a permitted hedge against a portion of our FHLB advances.
(c) On July 23, 2004, we redeemed our junior subordinated debentures before their maturity.
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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(Dollars in Thousands)	2004	2003	2004	2003

Loan and deposit related fees
Loan related fees:
Prepayment fees	$6,435	$4,756	$15,324	$12,460
Other fees	2,175	2,863	6,390	8,362
Deposit related fees:
Automated teller machine fees	2,418	2,472	7,116	6,738
Other fees	4,800	4,314	13,873	12,472

Total loan and deposit related fees	$15,828	$14,405	$42,703	$40,032

Loan servicing income (loss), net
Net cash servicing fees	$6,031	$5,401	$17,350	$15,534
Payoff and curtailment interest cost (a)	(1,053)	(3,869)	(4,663)	(10,014)
Amortization of MSRs	(5,190)	(5,051)	(14,791)	(19,773)
(Provision for) reduction of impairment of MSRs	(16,678)	5,069	(15,245)	(19,575)

Total loan servicing income (loss), net	$(16,890)	$1,550	$(17,349)	$(33,828)

Net gains (losses) on sales of loans and mortgage-backed
securities
Mortgage servicing rights	$12,114	$21,660	$30,156	$52,019
All other components excluding SFAS 133	(72)	686	(1,137)	5,817
SFAS 133	2,595	1,121	2,665	(1,954)

Total net gains on sales of loans and
mortgage-backed securities	$14,637	$23,467	$31,684	$55,882

Secondary marketing gain excluding SFAS 133 as a
percentage of associated sales	0.64%	1.15%	0.79%	1.03%

Mortgage servicing rights activity
Gross balance at beginning of period	$95,813	$89,948	$95,183	$90,584
Additions	12,114	21,660	30,156	52,019
Amortization	(5,190)	(5,051)	(14,791)	(19,773)
Sales	-	-	-	-
Impairment write-down	(3,610)	(13,892)	(11,421)	(30,165)

Gross balance at end of period	99,127	92,665	99,127	92,665

Allowance balance at beginning of period	3,764	41,226	13,008	32,855
Provision for (reduction of) impairment	16,678	(5,069)	15,245	19,575
Impairment write-down	(3,610)	(13,892)	(11,421)	(30,165)

Allowance balance at end of period	16,832	22,265	16,832	22,265

Total mortgage servicing rights, net	$82,295	$70,400	$82,295	$70,400

As a percentage of associated mortgage loans	0.82%	0.78%	0.82%	0.78%
Estimated fair value (b)	$82,401	$70,401	$82,401	$70,401
Weighted average expected life (in months)	57	50	57	50
Custodial account earnings rate	2.24%	1.49%	2.24%	1.49%
Weighted average discount rate	9.27	8.91	9.27	8.91

Earnings Release and Table Listing

	September 30,	December 31,	September 30,
(Dollars in Thousands)	2004	2003	2003

Mortgage loans serviced for others
Total	$10,568,339	$9,313,948	$9,125,469
With capitalized mortgage servicing rights: (b)
Amount	10,075,028	9,268,308	9,068,209
Weighted average interest rate	5.52%	5.79%	5.87%
Total loans sub-serviced without mortgage servicing rights	459,307	-	5,002

Custodial account balances	$229,704	$232,562	$352,161

(a) Represents the difference between the contractual obligation to pay interest to the investor for an entire month, less the actual interest received when a loan prepays prior to the end of the month. This does not include the benefit of the use of repaid loan funds to increase net interest income.
(b) The estimated fair value may exceed book value for certain asset strata and excluded loans sold or securitized prior to 1996 and loans sub-serviced without capitalized mortgage servicing rights.
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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	September 30,	December 31,	September 30,
(Dollars in Thousands)	2004	2003	2003

Loans held for investment
Loans secured by real estate:
Residential one-to-four units	$11,645,362	$8,737,471	$8,261,890
Residential one-to-four units — subprime	1,167,565	988,039	1,050,209

Total residential one-to-four units	12,812,927	9,725,510	9,312,099
Residential five or more units	97,363	92,928	81,991
Commercial real estate	42,479	49,286	52,440
Construction	72,599	105,706	90,233
Land	25,764	16,855	18,931
Non-mortgage:
Commercial	5,990	4,975	5,235
Automobile	1,297	3,823	5,085
Other consumer	235,113	95,319	70,593

Total loans held for investment	13,293,532	10,094,402	9,636,607
Increase (decrease) for:
Undisbursed loan funds and net deferred costs and premiums	152,165	52,447	44,604
Allowance for losses	(34,551)	(30,330)	(30,770)

Total loans held for investment, net	$13,411,146	$10,116,519	$9,650,441

Loans held for sale, net
Residential one-to-four units	$842,853	$276,295	$335,594
Other consumer	63	3,090	582
Capitalized basis adjustment (a)	2,997	272	(739)

Total loans held for sale	$845,913	$279,657	$335,437

Delinquent loans
30-59 days	$14,539	$21,660	$20,590
60-89 days	10,341	10,071	10,108
90+ days (b)	22,687	29,887	39,796

Total delinquent loans	$47,567	$61,618	$70,494

Delinquencies as a percentage of total loans	0.34%	0.59%	0.71%

Non-performing assets
Non-accrual loans:
Residential one-to-four units	$23,091	$26,325	$32,430
Residential one-to-four units — subprime	12,870	15,980	22,101
Other	464	523	576

Total non-accrual loans	36,425	42,828	55,107
Real estate acquired in settlement of loans	2,819	5,803	7,436
Repossessed automobiles	-	-	15

Total non-performing assets	$39,244	$48,631	$62,558

Non-performing assets as a percentage of total assets	0.25%	0.42%	0.56%

(a) Reflected the change in fair value of the rate lock derivative from the date of commitment to the date of funding.
(b) All 90 day or greater delinquencies are on non-accrual status and reported as part of non-performing assets.

Note: Certain prior period amounts have been reclassified to conform to the current presentation.
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